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                                                                     Exhibit 4.1
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                          MATERIAL SCIENCES CORPORATION

               AMENDED AND RESTATED 1992 OMNIBUS STOCK AWARDS PLAN

                                FOR KEY EMPLOYEES

         1. Purpose. The purpose of this Amended and Restated 1992 Omnibus Stock Awards Plan for Key Employees (this "Plan") is to provide incentives to management and other key employees of Material Sciences Corporation (the "Company") and its subsidiaries (as determined by the committee) through rewards based upon the ownership and performance of the common stock of the Company, $.02 par value per share ("common stock").

         2. Limitations on Shares To Be Issued. The number of shares of common stock with respect to which awards may be granted under this Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, 3,262,500 shares, provided, however, that to the extent any awards hereunder expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of shares of common stock thereunder, such shares shall again be available under this Plan. Shares of common stock issued under this Plan may be authorized and unissued shares of common stock, treasury stock, or a combination thereof, as the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") shall determine.

         3. Awards. The Compensation Committee may grant to those persons who it deems to be key employees of the Company or any subsidiary of the Company (collectively, the "participants"), in accordance with this Section and the other provisions of this Plan, stock options, stock appreciation rights ("SARs"), restricted stock and other awards. For the purposes hereof, joint ventures in which the Company owns an equity interest shall be considered a subsidiary of the Company.

            (a)     Options.

                    (i) Options granted under this Plan may be either incentive stock options ("ISOs") which qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify under such Section ("non-qualified options"), or in such other form, consistent with this Plan, as the Compensation Committee may determine. Each option granted under this Plan shall be evidenced by a written agreement between the Company and the optionee, and such written agreement shall specify whether such option is intended to be an ISO or a non-qualified option. Each option shall be exercisable immediately in full or shall become exercisable in installments (based on the passage of time, achievement of performance targets or both as determined by the Compensation Committee) over the option period in such percentages of the total number of shares covered by the option as shall be determined by the Compensation Committee and stated in the agreement evidencing such option.

                    (ii) The per share option price shall be a price determined by the Compensation Committee and specified in the option agreement, provided that the per share option price with respect to any options granted under this Plan (including, without limitation,
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any ISO's) shall not be less than 100% of the fair market value (determined in accordance with procedures established by the Compensation Committee, the "fair market value") of a share of common stock on the date the option is granted.

                    (iii) Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Secretary of the Company) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Compensation Committee, (A) in cash (including check, bank draft, or money order), (B) in common stock (valued at the fair market value thereof on the date of exercise), (C) by a combination of cash and common stock or (D) with any other consideration.

                    (iv) Without in any way limiting the authority of the Compensation Committee to make or not to make grants of options hereunder, the Compensation Committee shall have the authority (but not an obligation) to include as part of any option agreement a provision entitling the participant to a further option (a "Re-Load Option") in the event the participant exercises the option evidenced by the option agreement, in whole or in part, by surrendering other shares of common stock in accordance with this Plan and the terms and conditions of the option agreement. Any such Re-Load Option shall (A) provide for a number of shares equal to the sum of (y) the number of shares surrendered as part or all of the exercise price of such option and (z) the number of shares having a fair market value equal to the amount of taxes withheld as a result of the exercise of such option; (B) have an expiration date which is the same as the expiration date of the option the exercise of which gave rise to such Re-Load Option; (C) have an exercise price which is equal to one hundred percent of the fair market value of the common stock subject to the Re-Load Option on the date of exercise of the original option; and (D) have such other terms and conditions as the Compensation Committee may in its discretion determine. Notwithstanding the foregoing, a Re-Load Option shall be subject to the same exercise price and term provisions heretofore described for options under this Plan.

                    Any such Re-Load Option may be an ISO or a non-qualified option, as the Compensation Committee may designate at the time of the grant of the original option; provided, however, that the designation of any Re-Load Option as an ISO shall be subject to the one hundred thousand dollars ($100,000) annual limitation on exercisability of ISOs described in Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code"). Any such Re-Load Option shall be subject to the availability of sufficient shares under Section 2 and to any limitations imposed by Section 162(m) of the Code and shall be subject to such other terms and conditions as the Compensation Committee may determine which are not inconsistent with the express provisions of this Plan regarding the terms of options.

               (b)  SAR

                    (i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the Compensation Committee multiplied by the number of shares of common stock as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in common stock

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(valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine, which determination shall be made after considering any preference expressed by the holder.

                           (ii)  An SAR shall be exercised by written notice to
the Company (to the attention of the Secretary of the Company) at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled.

                    (c)    Incentive Awards of Restricted Stock.

                           (i)   Shares of common stock may be awarded to
participants, subject to this paragraph 3(c) and such other terms and conditions as the Compensation Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

                           (ii)  There shall be established for each restricted
stock award a restriction period (the "restriction period") of such length as shall be determined by the Compensation Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Compensation Committee may impose, the participant shall have all the rights of a holder of common stock as to such restricted stock. The Compensation Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Compensation Committee so determines, reinvested in additional restricted stock or otherwise invested. At the expiration of the restriction period, the Corporation shall redeliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to paragraph 3(c)(ii).

                           (iii) Except as provided by the Compensation
Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period all shares of common stock still subject to restriction shall be forfeited by the participant.

                    (d)    Other Awards.

                           (i)   Other awards, including, without limitation,
performance shares, convertible debentures, other convertible securities and other forms of awards measured in whole or in part by the value of common stock, the performance of the participant or the performance of the Company, may be granted under this Plan. Such awards may be payable in common stock, cash or both, and shall be subject to such restrictions and conditions, as the Compensation Committee shall determine. At the time of any such award, the Compensation Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Compensation Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Compensation Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and

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minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

                           (ii)  A participant may elect to defer all or a
portion of any such award in accordance with procedures established by the Compensation Committee. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the fair market value of the common stock and dividends thereon) as the Compensation Committee may determine. Payment of deferred amounts may be in cash, common stock or a combination thereof, as the Compensation Committee may determine. Deferred amounts shall be considered an award under this Plan. The Compensation Committee may establish a trust to hold deferred amounts or any portion thereof for the benefit of participants.

         4. Adjustments for Changes in Capitalization or Corporate Reorganizations. Appropriate adjustments shall be made by the Compensation Committee in the maximum number and kind of shares of common stock to be issued under this Plan, and in the number and kind of shares of common stock that are the subject of any option, SAR, restricted stock or other award under this Plan, to give effect to any stock splits, stock dividends and other relevant changes in capitalization occurring after the effective date of this Plan. If the Company shall effect a merger, consolidation or other reorganization, pursuant to which the outstanding shares of common stock shall be exchanged for other shares or securities of the Company or of another corporation which is a party to such merger, consolidation or other reorganization, the Company shall use its best efforts to provide in any agreement or plan which it enters into or adopts to effect any such merger, consolidation or other reorganization that: (1) any holder of restricted stock issued pursuant to this Plan shall receive in such transaction, subject to substantially the same restrictions in transferability as apply to such restricted stock, the kind and number of shares or other securities of the Company or such other corporation which is issuable to the owner of a like number of unrestricted shares of common stock; (2) any optionee under this Plan shall have the right (a) to purchase, at the aggregate option price provided for in his option agreement and on the same terms and conditions, the kind and number of shares or other securities of the Company or such other corporation which would have been issuable to him in respect of the number of shares of common stock which were subject to such option immediately prior to the effective date of such merger, consolidation or other reorganization if such shares had been then owned by him, and (b) to exercise SARs with respect to such shares in lieu of such purchase to the extent such optionee had such rights with respect to the options outstanding immediately prior to the effective date of such merger, consolidation or other reorganization; and (3) any holder of any other award under this Plan shall receive in such transaction such kind and number of shares or other securities of the Company or such other corporation as the Compensation Committee deems equitable and appropriate. Any adjustment with respect to options required by this Section 4 shall be effected in such manner that the difference between the aggregate fair market value of the shares or other securities subject to the options immediately after giving effect to such adjustment and the aggregate option price of such shares or other securities shall be substantially equal to (but shall not be more than) the difference between the aggregate fair market value of the shares subject to such options immediately prior to such adjustment and the aggregate option price of such shares. Any adjustments made under this Section 4 shall be determined by the Compensation Committee.

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          If the provision in the first paragraph above, insofar as it related to options or SARs, has not been made with respect to any of the options or SARs issued pursuant to this Plan by the date ten days prior to the scheduled effective date of such merger, consolidation or other reorganization, then the options and SARs outstanding under this Plan shall thereupon become exercisable in full. If the provision for restricted stock described in the first paragraph above has not been made with respect to any of the restricted stock issued pursuant to this Plan by the date ten days prior to the scheduled effective date of such merger, consolidation or other reorganization, then the restrictions on the transfer, assignment, pledge or other encumbrance of such restricted stock as to which such provision has not been made shall thereupon lapse as of such date.

          Upon the approval by the shareowners of the Company of a merger, consolidation or other reorganization pursuant to which the outstanding shares of common stock are to be exchanged for cash, or upon the adoption by the shareowners of the Company of a plan of complete liquidation, the restrictions on the transfer, assignment, pledge or other encumbrance of restricted stock issued pursuant to this Plan shall thereupon lapse, and all options outstanding under this Plan shall thereupon become exercisable in full.

          5.   Miscellaneous Provisions.

               (a) Administration. This Plan shall be administered by the Compensation Committee. Subject to the limitations of this Plan, the Compensation Committee shall have the sole and complete authority: (i) to select participants in this Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret this Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan, (v) to correct any defect or omission or to reconcile any inconsistency in this Plan or in any award granted hereunder and
(vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of this Plan. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with this Plan shall be borne by the Company, subject to such allocation to its subsidiaries and operating units as it deems appropriate. The Compensation Committee may, to the extent that any such action will not prevent this Plan from complying with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended ("Rule 16b-3"), delegate any of its authority hereunder to such person as it deems appropriate. The Compensation Committee may also establish a "cashless exercise" program with a third party brokerage firm pursuant to which, at the discretion of the Compensation Committee, options hereunder may be exercised, subject to any restrictions imposed by the Compensation Committee.

               (b) Non-Transferability. Subject to the provisions of paragraph 5(e), no award under this Plan, and no interest therein, shall be transferable by the participant otherwise than by will or the laws of descent and distribution. All awards shall be exercisable or received during the participant's lifetime only by the participant or the participant's legal representative. Any purported transfer contrary to this provision will nullify the award. Awards under this Plan shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of a participant or possess any rights of a participant by virtue of any

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attempted execution, attachment or other process. Notwithstanding the first two sentences of this paragraph 5(b) or any other provision of this Plan, awards (other than ISOs) may be transferred by the participant to a "family member" of such participant by gift or by domestic relations order. For purposes of this paragraph 5(b), "family member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the participant's household (other than as a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the participant) control the management of assets, and any other entity in which these persons (or the participant) own more than fifty percent of the voting interests.

               (c) Tax Withholding. The Compensation Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares of common stock issuable under this Plan, and the Compensation Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Compensation Committee, a participant may make an irrevocable election to have shares of common stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of common stock having a fair market value sufficient to satisfy all or part of the participant's estimated tax obligations associated with the transaction. Such election must be made by a participant prior to the date on which the relevant tax obligation arises. The Compensation Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

               (d) Listing and Legal Compliance. The Compensation Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Compensation Committee.

               (e) Beneficiary Designation. Subject to paragraph 5(b), participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under this Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Compensation Committee, and will be effective only when filed by the participant in writing with the Compensation Committee during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid or unexercised at the participant's death shall be paid to or exercised by the participant's estate.

               (f) Rights of Participants. Nothing in this Plan shall interfere with or limit in any way the right of the Company to participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

               (g) Effective Date and Term of Plan. This Plan as amended and restated shall be effective as of March 1, 2000, provided, however, that this Plan as amended shall cease

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to be effective and any awards granted hereunder and permitted only as a consequence of the amendments hereto shall become null and void if this Plan as amended is not approved by the Company's shareowners before February 28, 2001.

               (h) Amendment, Suspension and Termination of Plan. The Board or the Compensation Committee may suspend or terminate this Plan or any portion hereof, or any agreement evidencing an award made under this Plan, at any time and may amend it from time to time in such respects as the Board or the Compensation Committee may deem advisable; provided, however, that no such amendment shall be made without shareowner approval to the extent (i) such approval is required by law, agreement or the rules of any exchange upon which the common stock is listed or (ii) such amendment reprices, replaces, regrants through cancellation, or lowers the exercise price of a previously granted option. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby or make any change that would disqualify this Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3. The Compensation Committee may amend or modify any award in any manner to the extent that the Compensation Committee would have had the authority under this Plan to initially grant such award. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

               (i) Compliance with 16b-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, that such provision shall be deemed null and void to the extent required to permit this Plan to comply with Rule 16b-3.

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